Exhibit 4.2

STATER BROS. HOLDINGS INC.

SECOND SUPPLEMENTAL INDENTURE

with respect to:

8.125% Senior Notes due 2012

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee

SECOND SUPPLEMENTAL INDENTURE, dated as of November 26, 2010 (this “Supplemental Indenture”) among Stater Bros. Holdings Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), the Guarantors (as defined in the Indenture referred to below) and The Bank of New York Mellon Trust Company N.A., as trustee under the Indenture referred to below (herein called the “Trustee”), for the Company’s 8.125% Senior Notes due 2012 (the “Notes”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of July 17, 2004, as amended by this Supplemental Indenture between the Company, the Guarantors and the Trustee, dated as of April 16, 2007 (as amended, the “Indenture”), under which the Notes in the aggregate principal amount of $525,000,000 are outstanding. Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Indenture.

WHEREAS, the Company has offered to purchase all of the Notes (the “Offer”) and has solicited the consents (the “Solicitation”) to certain amendments to the Indenture pursuant to the Company’s Offer to Purchase and Consent Solicitation dated November 12, 2010.

WHEREAS, in accordance with Section 10.02 of the Indenture, the Company has obtained the written consent of the Holders of a majority in principal amount of the Notes to the proposed amendments to such Indenture.

WHEREAS, the Company is authorized to enter into this Supplemental Indenture by resolutions of the Board of Directors of the Company and simultaneously herewith the Trustee has received an Opinion of Counsel and an Officers’ Certificate stating that the execution of this Supplemental Indenture is permitted by the Indenture and all conditions precedent under the Indenture have been satisfied.

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company and the Guarantors have been done.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes from the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

Section 1.1 Subject to the provisions of Section 2.1 hereof, (A) the following Sections of the Indenture are deleted in their entirety: Section 3.09 – Offer to Purchase By Application of Excess Proceeds; Section 4.05 – Taxes; Section 4.06 – Stay, Extension and Usury Laws; Section 4.07 – Restricted Payments; Section 4.08 – Dividend and Other Payment Restrictions Affecting Subsidiaries; Section 4.09 – Incurrence of Indebtedness and Issuance of Preferred Stock; Section 4.10 – Asset Sales; Section 4.11 – Transactions with Affiliates; Section 4.12 – Liens; Section 4.13 – Corporate Existence; Section 4.14 – Offer to Repurchase Upon a Change of Control; Section 4.15 – Limitation on Issuances and Sales of Equity Interests in Wholly-Owned

Subsidiaries (Other than an Unrestricted Subsidiary); Section 4.16 – Advances to Restricted Subsidiaries; Section 4.17 – Designation of Restricted and Unrestricted Subsidiaries; Section 4.18 – Payments for Consent; Section 4.19 – Subsidiary Guarantees; Section 5.01 – Merger, Consolidation, or Sale of Assets; and clauses (iii), (v) and (vi) of Section 6.01 – Events of Default and (B) the corresponding provisions of the Notes are deleted in their entirely.

Section 1.2. Any definitions used exclusively in the deleted provisions of the Indenture set forth in Section 1.1 hereof, and all references to such deleted provisions, are hereby deleted in their entirety from the Indenture.

Section 1.3. Subject to the provisions of Section 2.1 hereof, Section 4.03 of the Indenture shall be deleted in its entirety and replaced with the following text:

SECTION 4.03. Reports.

The Company will comply with the provisions of TIA Section 314(a).

Section 1.4. Subject to the provisions of Section 2.1 hereof, Section 4.04 of the Indenture shall be deleted in its entirety and replaced with the following text:

SECTION 4.04. Compliance Certificate.

The Company shall deliver to the Trustee not less often than annually an Officers’ Certificate stating that as to each such Officer’s knowledge the Company has complied with all conditions and covenants under this Indenture.

ARTICLE TWO

Section 2.1 Effective Date of This Supplemental Indenture.

This Supplemental Indenture shall be effective as of such date and time as the Company has delivered to the Trustee evidence of consent from the Holders of at least a majority in principal amount of the Notes then outstanding. The terms of this Supplemental Indenture will become operative only upon acceptance for purchase by the Company of Notes validly tendered (and not validly withdrawn) pursuant to the terms of the Offer.

Section 2.2 Indenture Ratified.

Except as hereby otherwise expressly provided, the Indenture, as modified by this Supplemental Indenture, is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Section 2.3 Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.4 Trustee Not Responsible.

The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 2.5 Supplemental Indenture is an Indenture.

This Supplemental Indenture is an amendment to and implementation of the Indenture, and the Indenture and this Supplemental Indenture shall be read together from and after the effectiveness of this Supplemental Indenture.

Section 2.6 Governing Law.

This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

ISSUER:

STATER BROS. HOLDINGS INC.

By:	/s/ Phillip J. Smith
Name:	Phillip J. Smith
Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:

STATER BROS. MARKETS

By:	/s/ Phillip J. Smith
Name:	Phillip J. Smith
Title:	Executive Vice President and Chief Financial Officer

STATER BROS. DEVELOPMENT, INC.

By:	/s/ Phillip J. Smith
Name:	Phillip J. Smith
Title:	Executive Vice President and Chief Financial Officer

SBM DAIRIES, INC.

By:	/s/ Bruce D. Varner
Name:	Bruce D. Varner
Title:	Secretary

[Signature Page to Second Supplemental Indenture]

SUPER RX, INC.

By:	/s/ Phillip J. Smith
Name:	Phillip J. Smith
Title:	Executive Vice President and Chief Financial Officer

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Alex Brifett
Name:	John A. (Alex) Briffett
Title:	Authorized Signatory

[Signature Page to Second Supplemental Indenture]